Exhibit 99

INVESTOR CONTACT:	MEDIA CONTACT:
Fred Halvin	Julie Craven
(507) 437-5007	(507) 437-5345
fdhalvin@hormel.com	jhcraven@hormel.com

HORMEL FOODS REPORTS SECOND QUARTER RESULTS

AUSTIN, Minn., May 26, 2005 (BUSINESS WIRE) — Hormel Foods Corporation (NYSE: HRL) today reported its performance for the fiscal 2005 second quarter.

HIGHLIGHTS

•                  EPS of $.40, up from $.38 in 2004

•                  Dollar sales of $1.3 billion increased 15 percent from 2004 (up 4 percent excluding acquisitions/divestitures)

•                  Volume up 17 percent compared to last year (up 2 percent excluding acquisitions/divestitures)

•                  Jennie-O Turkey Store operating profit up 103 percent; volume up 5 percent; dollar sales up 4 percent

•                  Refrigerated Foods operating profit down 31 percent; volume up 34 percent (up 4 percent excluding acquisitions); dollar sales up 27 percent (up 5 percent excluding acquisitions)

•                  Grocery Products operating profit down 2 percent; volume down 5 percent; dollar sales up 2 percent (down 2 percent excluding acquisitions)

•                  Specialty Foods operating profit down 6 percent; volume down 1 percent (down 6 percent excluding acquisitions); dollar sales up 6 percent (up 3 percent excluding acquisitions)

•                  Three acquisitions, Mexican Accent, Mark-Lynn Foods and Lloyd’s Barbeque Company completed in the quarter

Hormel Foods Corporation (NYSE: HRL-News), the multinational marketer of consumer-branded meat and food products, today reported fiscal 2005 second quarter net earnings of $55.8 million, up 4 percent from $53.7 million a year earlier.  Earnings per share were $.40 this year compared with $.38 last year.  Sales totaled $1.3 billion, up from $1.1 billion in fiscal 2004.

For the six months ended May 1, 2005, net earnings were $120.3 million, or $.86 per share (up 15 percent), compared to $105.5 million a year ago, or $.75 per share.  Sales totaled $2.6 billion, up 13 percent, from $2.3 billion in the same period last year.

COMMENTARY AND OUTLOOK

“Our turkey business was the clear stand-out in the quarter.  A combination of continued value-added sales growth, higher turkey meat markets, lower grain markets and efficiencies in our production facilities all contributed. We expect this same operating environment for the rest of the year,” said Joel W. Johnson, chairman of the board and chief executive officer.

“The Grocery Products and Refrigerated Foods segment margins were pressured because of higher pork and beef raw material costs compared to last year.  Nonetheless, we increased advertising and promotional spending during the quarter to strengthen our position in the market going forward,” Johnson said.

“We are making good progress integrating the three acquisitions that were announced during the second quarter, Mexican Accent, Mark-Lynn Foods and Lloyd’s Barbeque Company.  These businesses fit our strategies to grow our ethnic and Foodservice businesses, and bring value-added products to the meat case.  The contributions from these businesses are expected to accelerate in the second half of the year,” commented Johnson.

“Our strategy to produce convenient, value-added products continues to deliver results.  Retail categories with solid growth in the quarter include HORMEL fully cooked bacon, HORMEL fully cooked entrees, HORMEL case-ready products and JENNIE-O TURKEY STORE tray pack items.  Foodservice products reporting double-digit growth include AUSTIN BLUES BBQ, ALWAYS TENDER pork and CAFÉ H products,” Johnson said.

“Grocery Products reported mixed results.  While products within the microwave category delivered double-digit growth and our chili volume was up, we continue to see weakness in the canned stew category,” Johnson stated.  “Our Grocery Products segment continues to have leading market share positions in many of the categories in which we compete, and we expect to see better profitability in this segment when protein markets trend lower,” Johnson said.

“After assessing industry factors and our business plans and prospects, our earnings guidance for the third quarter of fiscal 2005 is in a range of $.34 to $.40 per share.  For the full year of fiscal 2005, we are maintaining our earnings guidance of $1.70 to $1.80,” Johnson concluded.

OPERATING HIGHLIGHTS

Grocery Products (15 % of Net Sales, 28% of Total Segment Operating Profit)

•                  Dollar sales totaled $191 million, up 2 percent.

•                  Volume down 5 percent primarily due to weaker sales from the canned stew category.    Double-digit growth was reported for STAGG chili and HORMEL microwave items.

•                  Operating profit was down 2 percent.  Higher pork costs for the SPAM family of products and aggressive marketing and promotional spending in the chili category pressured margins.  The lower sales from canned stew category also reduced profits.

•                  Mexican Accent integration on plan and strengthens the ethnic portfolio.

•                  SPAM Singles doing well in the 12 markets in which they have been introduced.

Refrigerated Foods (52 % of Net Sales, 25 % of Total Segment Operating Profit)

•                  Dollar sales totaled $688 million, up 27 percent.

•                  Volume increased 34 percent.

•                  Operating profit down 31 percent resulting from higher live hog costs.

•                  Outstanding growth from case-ready products with volume up 30 percent.  Other value-added areas of growth reporting double-digit increases include HORMEL fully cooked entrees and DILUSSO DELI COMPANY items.  The addition of the LLOYD’S barbeque products to our existing fully cooked entrée business positions Hormel Foods as the clear category leader.

•                  Foodservice sales up 5 percent driven by growth from precooked breakfast sausage, ALWAYS TENDER  pork, AUSTIN BLUES BBQ, Applewood smoked bacon and CAFÉ H products.

•                  Clougherty Packing integration on plan and contributions are expected to accelerate in the second half.

Jennie-O Turkey Store (19 % of Net Sales, 34 % of Total Segment Operating Profit)

•                  Dollar sales totaled $250 million, an increase of 4 percent.

•                  Volume was up 5 percent.  Double-digit volume growth items include JENNIE-O TURKEY STORE rotisserie turkey breasts, premium seasoned turkey breasts, tray pack and marinated tenderloins.

•                  Operating profit totaled $34 million compared with $17 million last year.  The higher operating profit resulted from a combination of value-added sales growth, higher turkey meat markets, lower feed costs and efficiencies in our production facilities.

•                  Favorable market conditions are expected for the rest of the year.

Specialty Foods (10 % of Net Sales, 8 % of  Total Segment Operating Profit)

•                  Dollar sales increased 6 percent to $131 million.

•                  Volume declined 1 percent as a result of lower industrial ingredient sales.

•                  Operating profit was down 6 percent due to a product mix change at Century Foods International.

•                  The addition of Mark-Lynn Foods to this segment will add scale and broaden the portfolio of items offered to the foodservice channel.

All Other (4 % of Net Sales, 5 % of Total Segment Operating Profit)

•                  Dollar sales down 2 percent to $50 million.  Year-ago results included $11 million of sales from Vista International Packaging, which was sold in the third quarter of fiscal 2004.  Excluding Vista, this year’s dollar sales were up 24 percent, driven by strong export sales of fresh pork and STAGG chili.  Dan’s Prize also reported double-digit growth.

•                  Volume was up 6 percent compared with last year.

•                  Operating profit was down 31 percent, due principally to Vista’s removal from our portfolio.

Net Interest and Investment Income/General Corporate Expense

•                  Net interest and investment income was lower in 2005 because 2004 included a $6.2 million gain from the sale of Campofrio.

•                  General corporate expenses were lower in 2005 primarily from the $4.8 million sales reorganization expenses that occurred in 2004 and $1.7 million lower pension and medical expenses in 2005.

DIVIDENDS

Effective May 16, 2005, the company paid its 307th consecutive quarterly dividend.  The annual rate is $.52 per share.

CONFERENCE CALL

A conference call will be Webcast at 9:00 a.m. CT on Thursday, May 26, 2005.  Access is available at www.hormel.com.  If you do not have Internet access and want to listen to an audio replay, call 800-642-1687 in the United States and 706-645-9291 internationally and enter conference call ID 6447902.  The Webcast replay will be available at 12:00 (noon) CT, May 26, and archived for one year.  Listening to the Webcast requires speakers and Microsoft’s Windows Media Player.  If you do not have Media Player, you may download it for free at http://www.microsoft.com/windows/windowsmedia/download/default.asp.  The audio replay will be available beginning at 10:00 a.m. CT on Thursday, May 26, 2005, through 11:00 p.m. CT on June 17, 2005.

ABOUT HORMEL FOODS CORPORATION

Hormel Foods Corporation, based in Austin, Minn., is a multinational manufacturer and marketer of consumer-branded food and meat products, many of which are among the best known and trusted in the food industry. The company leverages its extensive expertise, innovation and high competencies in pork and turkey processing and marketing to bring quality, value-added brands to the global marketplace. For the past five years, Hormel Foods was named one of “The 400 Best Big Companies in America” by Forbes magazine. The company enjoys a strong reputation among consumers, retail grocers, foodservice and industrial customers for products that are highly regarded for quality, taste, nutrition, convenience and value. For more information, visit www.hormel.com.

FORWARD-LOOKING STATEMENTS

This news release contains forward-looking information based on management’s current views and assumptions.  Actual events may differ.  Please refer to the Cautionary Statement Relevant to Forward-Looking Statements and Information that appears on Exhibit 99.1 of the company’s Annual Report on Form 10-K for the fiscal year ended October 30, 2004, which can be accessed at http://www.hormel.com

Segment Data

Fiscal 2005 Second Quarter Segment Operating Results (in Thousands)

	SECOND QUARTER — 13 WEEKS ENDED

SALES	May 1, 2005	April 24, 2004	% Change
Grocery Products	$190,636	$186,630	2.1
Refrigerated Foods	687,851	541,987	26.9
Jennie-O Turkey Store	249,894	239,782	4.2
Specialty Foods	130,828	123,081	6.3
All Other	50,428	51,647	(2.4)
Total	$1,309,637	$1,143,127	14.6

OPERATING PROFIT
Grocery Products	$28,490	$29,028	(1.9)
Refrigerated Foods	25,487	37,179	(31.4)
Jennie-O Turkey Store	33,874	16,672	103.2
Specialty Foods	7,897	8,377	(5.7)
All Other	4,710	6,828	(31.0)
Total segment operating profit	100,458	98,084	2.4
Net interest and investment income	(5,820)	2,757	(311.1)
Gen. corporate expense	(5,677)	(16,614)	65.8
Income before tax	$88,961	$84,227	5.6

	YEAR TO DATE — 26 WEEKS ENDED

SALES	May 1, 2005	April 24, 2004	% Change
Grocery Products	$384,461	$370,466	3.8
Refrigerated Foods	1,336,283	1,086,611	23.0
Jennie-O Turkey Store	510,976	477,317	7.1
Specialty Foods	240,920	235,264	2.4
All Other	108,428	109,002	(0.5)
Total	$2,581,068	$2,278,660	13.3

OPERATING PROFIT
Grocery Products	$63,434	$63,411	0.0
Refrigerated Foods	61,353	66,968	(8.4)
Jennie-O Turkey Store	68,272	38,899	75.5
Specialty Foods	11,438	13,095	(12.7)
All Other	9,007	13,151	(31.5)
Total segment operating profit	213,504	195,524	9.2
Net interest and investment income	(7,989)	(851)	(838.8)
Gen. corporate expense	(14,122)	(28,830)	51.0
Income before tax	$191,393	$165,843	15.4

HORMEL FOODS CORPORATION

CONSOLIDATED STATEMENTS OF EARNINGS

(In thousands, except per share amounts)

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	5-01-2005	4-24-2004	5-01-2005	4-24-2004

Net sales	$1,309,637	$1,143,127	$2,581,068	$2,278,660

Cost of products sold	1,006,946	869,708	1,966,564	1,733,465

GROSS PROFIT:	302,691	273,419	614,504	545,195

Expenses:
Selling and delivery	138,491	128,588	276,282	254,361

Marketing	29,183	27,199	60,909	53,066

Administrative & general	41,236	38,601	81,858	75,219

TOTAL EXPENSES:	208,910	194,388	419,049	382,646

Equity in earnings of affiliates	1,000	2,439	3,927	4,145

OPERATING INCOME:	94,781	81,470	199,382	166,694

Other income & expenses:
Interest & investment income	886	9,380	5,491	12,582

Interest expense	(6,706)	(6,623)	(13,480)	(13,433)

EARNINGS BEFORE
INCOME TAXES:	88,961	84,227	191,393	165,843

Provision for income taxes	33,142	30,576	71,100	60,366
(effective tax rate)	37.25%	36.30%	37.15%	36.40%

NET EARNINGS	$55,819	$53,651	$120,293	$105,477

NET EARNINGS PER
SHARE (Basic)	$.40	$.39	$.87	$.76
NET EARNINGS PER
SHARE (Diluted)	$.40	$.38	$.86	$.75

HORMEL FOODS CORPORATION

CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

	May 01, 2005	October 30, 2004
	(In Thousands)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$92,155	$288,881
Accounts receivable	288,227	272,738
Inventories	510,409	425,655
Deferred income taxes	30,474	29,254
Prepaid expenses & other current assets	18,556	12,875

TOTAL CURRENT ASSETS	939,821	1,029,403

INTANGIBLES	615,026	512,942

OTHER ASSETS	287,122	287,386

PROPERTY, PLANT & EQUIPMENT, NET	882,944	704,237

TOTAL ASSETS	$2,724,913	$2,533,968

LIABILITIES AND SHAREHOLDERS’ INVESTMENT

TOTAL CURRENT LIABILITIES	$562,679	$464,366

LONG-TERM DEBT — LESS CURRENT MATURITIES	361,176	361,510

OTHER LONG-TERM LIABILITIES	307,478	308,844

SHAREHOLDERS’ INVESTMENT	1,493,580	1,399,248

TOTAL LIAB. & SHAREHOLDERS’ INVESTMENT	$2,724,913	$2,533,968

HORMEL FOODS CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Twenty-Six Weeks Ended
	5-01-2005	4-24-2004
	(In Thousands)
OPERATING ACTIVITIES
Net earnings	$120,293	$105,477
Adjustments to reconcile to net cash provided by Operating activities:
Depreciation	51,506	42,900
Amortization of intangibles	4,223	3,500
Equity in earnings of affiliates	(3,869)	(3,431)
Provision for deferred income taxes	(5,983)	(6,278)
Loss on property/equipment sales and plant facilities	163	15
Gain on sale of investment	0	(6,222)
Changes in operating assets and liabilities net of acquisitions:
Decrease in accounts receivable	17,296	38,318
(Increase) in inventories, prepaid expenses, and other current assets	(31,829)	(59,623)
(Decrease) Increase in accounts payable and accrued expenses	(36,285)	13,670
Other	3,433	2,766
NET CASH PROVIDED BY OPERATING ACTIVITIES	118,948	131,092

INVESTING ACTIVITIES
Purchase of held-to-maturity securities	0	(3,250)
Acquisitions of businesses	(330,416)	(2,097)
Purchases of property / equipment	(49,935)	(34,287)
Proceeds from sales of property / equipment	1,036	716
Proceeds from sale of investment	0	84,249
Decrease (Increase) in investments, equity in affiliates, net pension assets, and other assets	4,903	(29,538)
NET CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES	(374,412)	15,793

FINANCING ACTIVITIES
Proceeds from short-term debt	90,000	0
Principal payments on long-term debt	(319)	(21,555)
Dividends paid on common stock	(33,480)	(30,122)
Stock repurchase	(6,116)	(8,711)
Other	8,653	7,763
NET CASH PROVIDED BY/(USED IN) FINANCING ACTIVITIES	58,738	(52,625)
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(196,726)	94,260
Cash and cash equivalents at beginning of year	288,881	97,976
CASH AND CASH EQUIVALENTS AT END OF QUARTER	$92,155	$192,236